EXHIBIT 99.1



                                [GRAPHIC OMITED]



                                [GRAPHIC OMITED]



                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT          or     Investor Relations Counsel
-------
Mitchell Binder             Lena Cati, 212-836-9611
Executive Vice President    Linda Latman, 212-836-9609
631-435-8300                The Equity Group Inc.

             ORBIT INTERNATIONAL CORP. REPORTS 2009 FOURTH QUARTER
             -----------------------------------------------------
                              AND YEAR-END RESULTS
                              --------------------

     MANAGEMENT OUTLINES "SIGNIFICANT GAME CHANGING" OPPORTUNITIES FOR 2010
     ----------------------------------------------------------------------

        2009 YEAR-ENDBACKLOG AT $20.5MILLION,UP 29.7% FROM YEAR-END 2008
        ----------------------------------------------------------------

                     COMPANY CLOSES ON NEW CREDIT FACILITY
                     -------------------------------------


Hauppauge, New York, March 11, 2010 - Orbit International Corp. (NASDAQ:ORBT), a defense and industrial electronics manufacturer, systems integrator and software solution provider, today announced results for the fourth quarter and year ended December 31, 2009.

FOURTH  QUARTER  2009 VS.  FOURTH  QUARTER  2008
------------------------------------------------
-     Net  sales  declined  by  5.6%  to  $7,489,000  compared  to  $7,930,000;
-     Gross margin was 42.3% compared to 48.6%;
- Net loss was $1,580,000 or $0.36 per share compared to net loss of $5,927,000 or $1.34 per share;
- Excluding non-cash impairment charges taken in connection with recorded intangible assets and goodwill of $1,622,000 and $426,000, respectively, net income would have been $468,000 or $0.11 per diluted share compared to net income of $1,092,000 or $0.25 per diluted share (prior to a non-cash goodwill impairment charge of $6,889,000 and a $130,000 other than temporary impairment loss in our corporate bond portfolio); and
- Earnings before interest, taxes, depreciation and amortization, impairment charges and stock based compensation (EBITDA, as adjusted) was $802,000 ($.18 per diluted share) compared to $1,347,000 ($0.30 per diluted share).

YEAR  END  2009 VS.  YEAR  END  2008
------------------------------------
-     Net  sales  decreased  by  3.1%  to  $26,518,000  from  $27,364,000;
-     Gross margin was 40.5% compared to 42.2%;
- Net loss was $1,607,000 or $0.37 per share compared to $6,007,000 or $1.33 per share;
- Prior to the aforementioned impairment charges for both years, net income was $441,000 or $0.10 per diluted share compared to net income of $1,012,000 or $.22 per diluted share;
- EBITDA, as adjusted, was $1,737,000 ($0.40 per diluted share) compared to $2,408,000 ($0.53 per diluted share); and
- Backlog at December 31, 2009 was $20.5 million, up 29.7% from $15.8 million at year-end 2008.


The Company also announced that on March 10, 2010, it entered into a new $3,000,000 line of credit with a new commercial lender. In addition, the Company refinanced its existing term loans with the same new commercial lender with a new five-year $4,655,000 term loan facility. The line of credit and term loan are secured by all assets of the Company. The interest rate on the line of credit is equal to 2% plus, at the Company's option, the one (1), two (2), or three (3) month LIBOR. The Company also has the option to select the prime rate of interest plus 0%. The interest rate on the term loan facility is equal to, at the Company's option, 3% plus the one (1) month LIBOR or the prime rate of interest plus 0.5%. The aggregate amount of principal outstanding under the line of credit and term loan cannot exceed a borrowing base (as defined) comprised of accounts receivable, inventory and cash and marketable securities. The Company is also required to comply with certain financial covenants. The line of credit will expire on June 1, 2011 unless sooner terminated for an event of default.

Dennis Sunshine, President and Chief Executive Officer stated, "Our backlog at the end of the year was approximately $20.5 million, the highest level reported in several years. We continue to pursue a number of program opportunities that should continue to have a positive impact on our backlog for the remainder of 2010. Although our 2009 fourth quarter operating results were the strongest of the year, revenue and operating income still did not meet our expectations. Our financial results were impacted by extensive contract delays that resulted in several awards not being received until late in the year. These awards were expected to have been booked by our Company in early 2009 to meet previously scheduled delivery requirements. The issue of contract delays and its impact on our financial results do not in any way imply that our Company has lost any potential program awards."

Sunshine continued, "As we review the fourth quarter, our Orbit Instrument Division secured several program awards, including a $1.9 million contract for Remote Control Units (RCU`s) designed to support the Common Transponder CXP-121 Identification Friend or Foe (IFF) program and an award in excess of $1 million to design a unique Display Tablet (DT) that will support an ongoing Chinook Helicopter upgrade program. In September 2009, ICS was awarded contracts of approximately $4.5 million for cabinets supporting the MK 119 and MK 437 Naval Gun Systems. During the fourth quarter, our TDL subsidiary continued to explore potential strategic partner agreements, and completed prototype displays that will support customer requirements for vetronics and avionics program opportunities."

Sunshine noted, "Our Power Group had solid revenue and bookings during the fourth quarter, in spite of continued weak economic conditions and its effect on capital spending. Although spending for the overall power marketplace was soft, bookings from our commercial division did significantly improve during the quarter. Along with a solid year of bookings from its COTS division, our Power Group appears positioned for increased revenue and profitability growth in 2010."

Sunshine indicated, "Looking forward to 2010 and beyond, given the current dollar magnitude of our backlog, together with several new program opportunities that could have significant "game changing" potential for our Company, we anticipate significantly improved operating revenue, backlog, and profitability. Specifically, our TDL subsidiary has entered into a five-year Supplier Partner Agreement with Synexxus, Inc. that provides TDL with the exclusive right to manufacture and supply its color display in support of the Oberon V4 Electronic Keel System ("Oberon"). Oberon was recently selected for deployment in the Mine Resistant Ambush Protected-All Terrain Vehicles (MRAP-ATV) manufactured by the Oshkosh Corporation. TDL is currently working directly with the Synexxus team to develop several strategies to optimize high quantity potential production efficiencies."



Sunshine added, "As part of the Supplier Partner Agreement, TDL has the flexibility to manufacture and store significant quantities of completed displays that may be required for quick turnaround customer program requirements. Although several government procurement agencies have not finalized the exact number of MRAP-ATV vehicles that will be deployed with Oberon, based on the 6630 MRAP-ATVs produced by Oshkosh, together with their latest award for the manufacture of an additional 15,000 MRAP vehicles, we believe the potential for TDL display orders from Synexxus for the Oberon solution could have a significant impact on our revenues and profitability over the term of the agreement. By having the new Oberon system at our booth during the recent AUSA Exhibition in Fort Lauderdale, FL., TDL has already received a number of inquiries from both domestic and foreign defense contractors, requesting capability demonstrations of the Oberon system for potential new and retrofit program requirements."

Sunshine indicated, "Our prior Behlman Electronics announcements have included new contract awards for nuclear power plant control rooms and deepwater oil and gas programs. Our Behlman team has continued with the development of a number of COTS power product solutions, supporting defense electronic program opportunities. These opportunities have the potential to support strong revenue and profitability for our Power Group for a number of years."

Sunshine concluded, "By coordinating a companywide effort to gain the confidence of several key customers, and finalizing several strategic business relationships, we are optimistic that we now have significant, potential business opportunities that could change the landscape of our Company. Although we cannot predict the timing or dollar magnitude of these potential program and alliance opportunities, it is important to note that our Company has an experienced, talented team and the state-of-the-art production capacity to handle all of these opportunities within our own facilities."

Mitchell Binder, Chief Financial Officer, noted, "After completing our impairment testing of goodwill and intangible assets pursuant to ASC 350 and ASC 360, management concluded that an impairment charge should be taken in connection with the recorded goodwill and intangible assets arising from the acquisition of our Integrated Combat System subsidiary in 2007. These impairment charges have no impact on our normal business operations."

Binder added, "Our financial condition remains strong. At December 31, 2009, total current assets were $20,901,000 versus total current liabilities of $4,343,000 for a 4.8 to 1 current ratio. In addition, with approximately $19 million and $6 million in federal and state net operating loss carryforwards, respectively, we should continue to shield profits from federal and New York State taxes and enhance future cash flow."

Binder continued, "Our cash and cash equivalents and marketable securities as of December 31, 2009 were approximately $3.3 million having used approximately $913,000 to repurchase shares under our $3 million treasury stock repurchase program. From August 2008 through March 2, 2010, a total of 368,847 common shares have been repurchased at an average price of $2.48 per share. Finally, our tangible book value at December 31, 2009 increased to $3.43 per share, compared to $3.28 per share at September 30, 2009, and $3.19 at December 31, 2008."

Binder concluded, "We will continue to monitor the price of our stock as compared to the present value of our Company as well as the significance of several potential growth opportunities. Consequently, we intend to continue to purchase shares under our program, which expires at the end of this year, subject to market conditions and at times when we deem it appropriate."



CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, March 11, 2010, at 11:00 a.m. ET. Interested parties may participate in the call by dialing 706-679-3204; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and COTS power solutions.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, but not limited to, statements regarding any acquisition proposal and/or the potential sale of the Company and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding the Company's expectations of its operating plans, deliveries under contracts and strategies generally; statements regarding its expectations of the performance of business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)



                                                               ORBIT INTERNATIONAL CORP.
                                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED                     YEAR ENDED
                                                        DECEMBER 31,                       DECEMBER 31,
                                                        (UNAUDITED)                 (UNAUDITED)        (AUDITED)
                                                     2009            2008               2009              2008
                                                    -----           -----               ----              ----
                                                                                                           >
Net sales                                         $   7,489     $   7,930              $26,518          $27,364

Cost of sales                                         4,319         4,075               15,790           15,805
                                                    -------       -------              -------          --------
Gross profit                                          3,170         3,855               10,728           11,559

Selling, general and administrative expenses          2,697         2,695               10,248           10,381

Impairment of intangible assets                       1,622            -                 1,622              -

Goodwill impairment                                     426         6,889                  426            6,889

Interest expense                                         67            81                  208              342

Investment and other (income) expense                   (51)           95                 (208)            (154)
                                                    --------       ------              --------          -------
Net loss before taxes                                (1,591)       (5,905)              (1,568)          (5,899)

Income tax (benefit) provision                          (11)           22                   39              108
                                                  ----------    ---------             --------         ---------
Net loss                                          $  (1,580)    $  (5,927)             $(1,607)         $(6,007)
                                                  ==========    ==========             ========        =========

Basic loss per share                              $   (0.36)    $   (1.34)             $ (0.37)         $ (1.33)
                                                  ==========    =========              ========         ========
Diluted loss per share                            $   (0.36)    $   (1.34)             $ (0.37)         $ (1.33)
                                                  ==========    =========              ========         ========
Weighted average number of shares outstanding:
 Basic                                                4,339         4,427                4,365            4,509
 Diluted                                              4,339         4,427                4,365            4,509



                                                                          ORBIT INTERNATIONAL CORP.
                                                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                  (UNAUDITED)
                                                                THREE MONTHS ENDED                  YEAR ENDED
                                                                   DECEMBER 31,                    DECEMBER 31,
                                                             2009              2008           2009              2008
                                                             ----             -----           ----             -----
EBITDA Reconciliation (as adjusted)
-------------------------------------------------
Net loss                                             $      (1,580)    $      (5,927)      $(1,607)           $(6,007)
Interest expense                                                67                81           208                342
Tax (benefit) expense                                          (11)               22            39                108
Depreciation and amortization                                  201               203           739                826
Goodwill impairment                                          2,048             6,889         2,048              6,889
Stock based compensation                                        77                79           310                250
                                                     -------------     -------------       --------         ---------
EBITDA (1)                                           $         802     $       1,347       $ 1,737            $ 2,408
                                                     =============     =============      ========            =======

Adjusted EBITDA Per Diluted Share Reconciliation
-------------------------------------------------
Net loss                                             $       (0.36)    $       (1.34)      $ (0.37)           $ (1.33)
Interest expense                                              0.01              0.02          0.05               0.08
Tax (benefit) expense                                        (0.00)             0.00          0.01               0.02
Depreciation and amortization                                 0.05              0.05          0.17               0.18
Goodwill impairment                                           0.47              1.55          0.47               1.53
Stock based compensation                                      0.01              0.02          0.07               0.05
                                                     -------------     -------------       -------            -------
EBITDA per diluted share (1)                         $        0.18     $        0.30       $  0.40            $  0.53
                                                     =============     =============       =======           ========

(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America. Management uses adjusted EBITDA to evaluate the operating performance of its business. It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions. EBITDA is also a useful indicator of the income generated to service debt. EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, goodwill impairment, income taxes and stock based compensation. Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies. The weighted average diluted shares used for the three months and twelve months ended December 31, 2009 was 4,431,000 and 4,447,000, respectively; and for the three months and twelve months ended December 31, 2008 was 4,496,000 and 4,683,000, respectively.





                                                     YEAR ENDED
                                                     DECEMBER 31,
Reconciliation of EBITDA, as adjusted,
to cash flows from operating activities (1)          2009          2008
-------------------------------------------          -----       -------
EBITDA (as adjusted)                               $1,737     $ 2,408
Interest expense                                     (208)       (342)
Tax expense                                           (39)       (108)
Bond amortization                                       6          15
Bad debt expense                                       10           0
Loss on disposal of assets                              0          23
Write-down of marketable securities                     0         130
Gain (loss) on sale of marketable securities          (26)         11
Unrealized loss of unmarketable securities             39           0
Deferred income                                       (86)       (332)
Net change in operating assets and liabilities        741      (3,015)
                                                   -------    --------
Cash flows from (used in) operating activities     $2,174      (1,210)




                                                                                               ORBIT INTERNATIONAL CORP.
                                                                                             CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31, 2009       DECEMBER 31, 2008(2)
                                                                                        -----------------      --------------------
                                                                                          (UNAUDITED)
ASSETS
   Cash and cash equivalents                                                                  $ 2,321,000         $ 2,080,000
   Investments in marketable securities                                                         1,019,000           1,127,000
   Accounts receivable, less allowance for doubtful accounts                                    3,857,000           6,333,000
   Inventories                                                                                 11,624,000          11,536,000
   Costs and estimated earnings in excess of billings on   uncompleted contracts                1,079,000                -
   Deferred tax asset                                                                             714,000             850,000
   Other current assets                                                                           287,000             198,000
                                                                                               ----------          ----------
                            Total current assets                                               20,901,000          22,124,000

Property and equipment, net                                                                     1,246,000             655,000
Goodwill                                                                                        2,483,000           2,909,000
Intangible assets, net                                                                            227,000           2,346,000
Deferred tax asset                                                                              1,403,000           1,322,000
Other assets                                                                                      661,000             644,000
                                                                                             -------------          ----------
 Total assets                                                                                 $26,921,000         $30,000,000
                                                                                             ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term obligations                                                   $   995,000         $ 1,777,000
   Notes payable-bank                                                                             988,000             399,000
   Accounts payable                                                                             1,084,000           1,499,000
   Income taxes payable                                                                            57,000              69,000
   Accrued expenses                                                                             1,102,000           1,122,000
   Customer advances                                                                               32,000              37,000
   Deferred income                                                                                 85,000              85,000
                                                                                              -----------           ----------
                             Total current liabilities                                          4,343,000           4,988,000

Deferred income                                                                                   171,000             257,000
Long-term obligations                                                                           4,034,000           5,029,000
                                                                                               ----------          -----------
    Total liabilities                                                                           8,548,000          10,274,000

Stockholders' Equity
 Common stock                                                                                     493,000             477,000
 Additional paid-in capital                                                                    21,464,000          21,032,000
 Treasury stock                                                                                  (913,000)           (529,000)
 Accumulated other comprehensive gain (loss)                                                       65,000            (125,000)
 Accumulated deficit                                                                           (2,736,000)         (1,129,000)
                                                                                               ----------          -----------
     Stockholders' equity                                                                      18,373,000          19,726,000
                                                                                              -----------         -----------
     Total liabilities and stockholders' equity                                               $26,921,000         $30,000,000
                                                                                              ===========         ===========

(2) The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.